Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.	Nasdaq Symbol CASY
One Convenience Blvd.	CONTACT Bill Walljasper
Ankeny, IA 50021	(515) 965-6505

Casey’s Sustains Inside Sales Momentum

Ankeny, Iowa, December 5, 2007—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.55 in earnings per share from continuing operations for the second quarter of fiscal 2008 ended October 31, 2007. For the same quarter a year ago, earnings were $0.34 per share. Midyear earnings came to $1.13 per share versus $0.68 per share for the first half of fiscal 2007. President and CEO Robert J. Myers stated, “We had exceptional performance inside our stores from grocery & other merchandise and prepared food & fountain. Year to date, gross profit on inside sales rose 17.9% to $272.4 million.”

Gasoline—Casey’s fiscal 2008 goal is to increase same-store gasoline gallons sold 2% with an average margin of 10.7 cents per gallon. Actual same-store gallons sold were down 1.6% for the second quarter and down 0.8% as of midyear. Total gallons sold were up 3.9% for the quarter and up 5.8% to 626.8 million for the year to date. The average margin was 13.6 cents per gallon for the quarter and 14.7 cents for the year to date. Midyear gasoline gross profit was up 61.4% to $92 million. “Throughout the first six months, a favorable market environment kept our average margin unusually high,” said Myers. “Same-store gallons were slowed by prices at the pump and measured against difficult comparisons from a year ago; nevertheless, our same-store customer count continued to be positive.”

Grocery & Other Merchandise—The annual goal is to increase same-store sales 4.3% with an average margin of 32.2%. Same-store sales were up 11.2% for the second quarter compared with a 3.5% increase for the second quarter last year and up 9.9% for the year to date compared with a 2.7% increase for the first half of fiscal 2007. “We are very pleased with the gains we’ve achieved in this category,” Myers said, “especially in light of the higher retail gasoline prices.” For the year to date, the average margin was up 109 basis points to 33.5% on total sales of $509.9 million. Myers continued, “Growth came from increased sales of higher-margin beverages and the improved match between product mix and customer demand.” Gross profit increased 19.4% to $171 million for the six months.

Prepared Food & Fountain—The annual goal is to increase same-store sales 8.4% with an average margin of 62%. Same-store sales were up 10.6% for the quarter and up 10% as of midyear. For the six months, the average margin was 62.4% on total sales of $154.6 million. Midyear gross profit was up 15% to $96.4 million. Myers stated, “Gross profit increased due to strong fountain sales, strategic price increases, and the continued utilization of point-of-sale information.”

Operating Expenses—It is the Company’s ongoing goal to hold the percentage increase in operating expenses to less than the percentage increase in gross profit. As of midyear, operating expenses were up 18.1% while total gross profit was up 26.4%. Myers elaborated on the positive results: “We are encouraged by our performance in the first half of the year, especially inside our stores, because it demonstrates our management of gross profit and expenses to maximize earnings.”

Expansion—Casey’s goal is to acquire 50 stores and build 10 new stores by April 30, 2008. At midyear, the Company had not built any new stores and had acquired 5 stores. “Acquisition activity tends to come in waves,” explained Myers. “We are seeing seller expectations higher than what we believe are acceptable purchase values. As always, our focus is on making the right purchase decisions and driving return on invested capital. We currently have written agreements for 8 stores, and we remain optimistic about long-term opportunities.”

Dividend—At its December meeting, the Board of Directors declared a quarterly dividend of $0.065 per share. The dividend is payable February 15, 2008 to shareholders of record on February 1, 2008. Also at the meeting, Ronald M. Lamb announced his retirement as an executive officer of the Company effective April 30, 2008. He has been employed by the Company for over 37 years, most recently as Chairman of the Executive Committee. He will continue to serve as Chairman of the Board of Directors.

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Casey’s General Stores, Inc. Consolidated Statements of Earnings (Dollars in thousands, except per share amounts) (Unaudited)

	Three months ended October 31,		Six months ended October 31,
	2007	2006	2007	2006
Net sales	$1,189,178	$1,005,777	$2,468,354	$2,101,371
Franchise revenue	160	173	325	362

Total revenue	1,189,338	1,005,950	2,468,679	2,101,733

Cost of goods sold	1,010,213	860,599	2,101,205	1,810,840
Operating expenses	115,405	100,437	237,119	200,813
Depreciation and amortization	17,431	15,465	33,627	30,918
Interest, net	2,350	2,687	4,695	5,082

	1,145,399	979,188	2,376,646	2,047,653

Earnings from continuing operations before income taxes and gain (loss) on discontinued operations	43,939	26,762	92,033	54,080
Federal and state income taxes	16,247	9,601	34,390	19,830

Earnings from continuing operations before gain (loss) on discontinued operations	27,692	17,161	57,643	34,250
Gain (loss) on discontinued operations, net of taxes (tax benefit) of ($10), $7, ($122), and ($113)	(16)	11	(191)	(177)

Net earnings	$27,676	$17,172	$57,452	$34,073

Basic
Earnings from continuing operations before loss on discontinued operations	$.55	$.34	$1.13	$.68
Loss on discontinued operations	—	—	—	—

Net earnings per common share	$.55	$.34	$1.13	$.68

Diluted
Earnings from continuing operations before loss on discontinued operations	$.54	$.34	$1.13	$.67
Loss on discontinued operations	—	—	—	—

Net earnings per common share	$.54	$.34	$1.13	$.67

Casey’s General Stores, Inc.

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	October 31, 2007	April 30, 2007
Assets
Current assets
Cash and cash equivalents	$145,969	$107,067
Receivables	13,884	13,432
Inventories	114,086	109,702
Prepaid expenses	8,859	7,891
Income taxes receivable	—	2,733

Total current assets	282,798	240,825

Other assets, net of amortization	9,109	8,550
Goodwill	47,233	46,588
Property and equipment, net of accumulated depreciation of $566,010 at October 31, 2007, and of $538,121 at April 30, 2007	844,644	833,308

Total assets	$1,183,784	$1,129,271

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$47,226	$47,566
Accounts payable	134,890	134,375
Accrued expenses	59,327	52,326
Income taxes payable	4,095	—

Total current liabilities	245,538	234,267

Long-term debt, net of current maturities	187,071	199,504
Deferred income taxes	103,309	105,724
Deferred compensation	9,624	9,016
Other long-term liabilities	13,600	8,496

Total liabilities	559,142	557,007

Total shareholders’ equity	624,642	572,264

Total liabilities and shareholders’ equity	$1,183,784	$1,129,271

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

Six months ended 10/31/07	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Sales	$1,792,053	$509,941	$154,583	$11,777	$2,468,354
Gross profit	$92,040	$171,028	$96,422	$7,659	$367,149
Margin	5.1%	33.5%	62.4%	65.0%	14.9%

Gasoline gallons	626,755

Six months ended 10/31/06
Sales	$1,514,289	$441,543	$134,745	$10,794	$2,101,371
Gross profit	$57,037	$143,268	$83,844	$6,382	$290,531
Margin	3.8%	32.4%	62.2%	59.1%	13.8%

Gasoline gallons	592,172

Gasoline Gallons

Same-store Sales Growth

	Q1	Q2	Q3	Q4	Fiscal Year
F2008	0.3%	-1.6%
F2007	-2.9	2.7	4.0%	2.8%	1.4%
F2006	7.7	4.3	4.2	0.5	4.4

Gasoline Margin (Cents per gallon)
	Q1	Q2	Q3	Q4	Fiscal Year
F2008	15.8 ¢	13.6 ¢
F2007	9.8	9.4	10.5 ¢	11.8 ¢	10.4 ¢
F2006	11.8	14.1	9.2	10.6	11.5

Grocery & Other Merchandise Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2008	9.1%	11.2%
F2007	2.3	3.5	6.7%	7.3%	4.6%
F2006	7.4	4.5	5.3	4.2	5.7

Grocery & Other Merchandise Margin
	Q1	Q2	Q3	Q4	Year
F2008	34.0%	33.1%
F2007	32.3	32.6	30.8%	35.0%	32.7%
F2006	32.1	33.5	31.3	31.1	32.1

Prepared Food & Fountain Same-store Sales Growth
	Q1	Q2	Q3	Q4	Fiscal Year
F2008	9.5%	10.6%
F2007	9.5	13.7	11.9%	8.5%	11.0%
F2006	7.2	4.5	9.9	7.4	7.4

Prepared Food & Fountain Margin
	Q1	Q2	Q3	Q4	Fiscal Year
F2008	61.7%	63.0%
F2007	62.9	61.6	62.1%	61.6%	62.0%
F2006	64.0	64.6	62.6	60.9	63.0

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on December 6, 2007. The call will be broadcast live over the Internet at 9:30 a.m. CT via the

Investor Relations section of our Web site and will be available in an archived format.